                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

Gardner    Michael

   (Last)  (First)  (Middle)

c/o Baytree Capital Associates, LLC
40 Wall Street, 58th Floor

   (Street)

New York    NY      10005

   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol

Activeworlds.com, Inc. (NASDAQ: AWLD)

3. I.R.S. or Social Security Number of Reporting Person (Voluntary)

###-##-####

4. Statement for Month/Year

April 2001

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

   /X/ Form filed by one Reporting Person
   / / Form filed by more than one Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                          4. Securities Acquired (A)        Bene-     6. Ownership
                               2. Trans-   3. Trans-         or Disposed of (D)             ficially     Form:
                                  action      action         (Instr. 3, 4 and 5)            Owned        Direct      7. Nature of
                                  Date        Code        -----------------------------     at End       (D) or         Indirect
                                  (Month/     (Instr. 8)                (A)                 of Month     Indirect       Beneficial
1. Title of Security              Day/     -------------     Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)     Code     V                  (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock                   04-03-01    P              7,500         A    .875                     D
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
                                                                                         628,127      D
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
                                                                                         133,333      I              Owned through
                                                                                                                     corporation
                                                                                                                     owned and
                                                                                                                     controlled by
                                                                                                                     reporting
                                                                                                                     person
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------

                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action   4. Transac-       Acquired (A) or             (Month/Day/Year)
                                             Price of     Date        tion Code      Disposed of (D)          ----------------------
                                             Deriv-       (Month/     (Instr. 8)     (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/     -------------  --------------------------  Exercis-
   (Instr. 3)                                Security     Year)     Code     V        (A)           (D)       able        Expiration
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------
Warrants to purchase Common Stock            1.1875                                                            8/22/00     8/22/05



                                                         9. Number of   10. Ownership
                                                            Derivative      Form of
                                                            Securities      Derivative
7. Title and Amount of Underlying                           Benefi-         Security:
   Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                              Amount or      Derivative     End of          Indirect        Beneficial
           Title              Number of      Security       Month           (I)             Ownership
                               Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  -----------  -------------  -------------  --------------  ---------------

 Common Stock                 300,000                       300,000         I             Owned through
                                                                                          corporation
                                                                                          owned and
                                                                                          controlled by
                                                                                          reporting
                                                                                          person




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Michael Gardner                        5/10/01
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Michael Gardner                            Date